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Limoneira Announces Sale of Caldwell Ranch Property For $10 Million

  - Transaction In- Line with Long-Term Strategy of Divesting Valuable Non-Core Assets and
Reinvesting Proceeds in Agribusiness and Reducing Borrowings -

  - Company has entered into lemon packing, marketing, and sales agreement with purchaser -

  - Proceeds from the Sale will be used to Reduce Borrowings and Expand Agribusiness -

Santa Paula, CA., February 3, 2011 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights throughout California, has closed on the sale of its Rancho Refugio/Caldwell Ranch property.  The Company had been leasing and farming the property until December 2010, at which time the Company entered into an agreement to exercise its purchase option contained in the lease and acquire the property for a purchase price of approximately $6.5 million and concurrently sell the property for $10 million.  The purchase and the sale closed on February 3, 2011.  The Company realized a net gain of approximately $1.3 million and net cash of $2.8 million after selling and other closing costs.

The Rancho Refugio/Caldwell Ranch property consists of approximately 450 acres located north of Santa Barbara on the California Coast.  This property has approximately 210 acres of agricultural plantings consisting of approximately 90 acres of lemons and 120 acres of avocados.  The Company has entered into a lemon packing, marketing, and sales agreement with the purchaser, for which the Company will earn certain fees.  In addition, the Company provides these services for a contiguous ranch also owned by the buyer.  These agreements will partially offset the reduction in operating income generated from the lemon and avocado revenue associated with the Caldwell Ranch property.

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased with the terms of our sale of the Caldwell Ranch property, which underscores the continued execution on our strategy to monetize our non-strategic real estate assets.  Importantly, through our lemon packing, marketing, and sales agreements with the new property owner, we will be able to continue to generate revenue from the orchard.  We intend to use the net cash realized from this transaction, along with cash flow from our core agribusiness operations, to repay debt in coming quarters.  We look forward to capitalizing on additional opportunities with our real estate properties to support our expanding agribusiness throughout 2011.”

About Limoneira Company

Limoneira Company, a 117-year old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 7,300 acres of rich agricultural lands, real estate properties and water rights throughout California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world.  For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs, and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings, which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.